EXHIBIT 99.1

NEWS RELEASE
Nabors Shareholders Approve Increase in Authorized Capital
to Effect Stock Split
HAMILTON, Bermuda, March 30, 2006 (BUSINESS WIRE) — Nabors Industries Ltd. (NYSE:NBR) today announced that at a Special General Meeting of Shareholders held today the company’s shareholders approved a proposal to amend the company’s Amended and Restated Bye-Laws to increase the authorized share capital of the company by the creation of additional common shares. The additional shares will accommodate the previously announced two-for-one stock split (to be effected in the form of a stock dividend), which was approved by the company’s board of directors subject to shareholder approval of the bye-law amendment.
As previously announced, the stock dividend will be distributed on Monday, April 17, 2006 to shareholders of record on Friday, March 31, 2006. Whole shares will be issued and any partial shares will be paid in cash in lieu of shares.
The Nabors companies own and operate almost 600 land drilling and approximately 875 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 43 platform rigs, 19 jack-up units and three barge rigs in the United States and multiple international markets. Nabors markets 28 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
FORWARD LOOKING STATEMENTS
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at dan.mclachlin@nabors.com.